Exhibit 5.1

[LETTERHEAD OF STATE STREET CORPORATION]

May 1, 2007

State Street Corporation

One Lincoln Street

Boston, Massachusetts 02111

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of State Street Corporation, a Massachusetts corporation (the “Corporation”), and in that capacity have acted as counsel to the Corporation in connection with the preparation and filing by the Corporation of the Registration Statement on Form S-4 (the “Registration Statement”) relating to up to 65,615,113 shares of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”) to be issued by the Corporation pursuant to the Agreement and Plan of Merger dated as of February 4, 2007, between the Corporation and Investors Financial Services Corp., a Delaware corporation (the “Merger Agreement”).

As counsel for the Corporation, I have examined such corporate records, certificates and other documents that I considered necessary, relevant or appropriate for the purposes of this opinion, including: (a) the Registration Statement and exhibits and annexes thereto; (b) the Merger Agreement and exhibits and schedules thereto; and (c) resolutions of the Corporation relating to the issuance of the Common Stock. In such examination, I have assumed the genuineness of all signatures, the authenticity and completeness of all corporate records, certificates and other documents submitted to me as originals, the conformity to the originals of all corporate records, certificates and other documents submitted to me as copies, the authenticity and completeness of the originals of those corporate records, certificates and other documents submitted to me as copies and the correctness of all statements of fact in all corporate records, certificates and other documents that I have examined.

I am a member of the Bar of the Commonwealth of Massachusetts and I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Massachusetts.

Based on and subject to the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as I deemed relevant, I am of the opinion that the Common Stock is duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Stock has been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Common Stock will be validly issued, fully paid and nonassessable.

I hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorney who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/S/ DAVID C. PHELAN

David C. Phelan
Executive Vice President and General Counsel